Exhibit 10(k)

DATE:        Month XX, 20XX

TO:    «First_name» «Last_name»

RE:    NOTICE OF LONG TERM INCENTIVE AWARD

Congratulations on your 20__ long-term incentive award! This is to certify that the value of your long-term incentive (LTI) award, determined based on your performance and in recognition of your past and expected future efforts and contributions to the company, is «Final_LTI». In accordance with the plan design, __% of your award has been converted to cash incentive units, __% is converted into stock options, __% has been converted into market stock units and __% has been converted into performance restricted stock units. The details of your award are described on the following pages.

Cash Incentive Units (CIUs)
The dollar value of __% of your LTI award has been converted into «Num_of_CIUs» CIUs. You are granted one CIU for each dollar of your LTI award allocated to CIUs. The date of grant, number of CIUs and vesting date are specified below. Your award will be payable at the end of the three-year performance period or cycle based on pre-established performance standards set by the Board of Directors upon making each award. While the target value of each CIU is one dollar the ultimate payout is based on pre-established performance goals for each year of the three-year cycle. The details of this program can be found on Inside PB, search “Long-Term Incentive Program.”

Performance Condition
The vesting of the CIUs is conditioned upon the company achieving an overall performance measure of average income from continuing operations (IFCO) over the # calendar years of the award cycle of $XXX million established by the Board of Directors upon granting the award. If the IFCO objective is not met no portion of the CIU award will be payable.
The date of award, number of units that have been awarded and the vesting date are specified below.

Grant Date	CIUs	Vesting Date
Month XX, 20__	«Num_of_CIUs»	Month XX, __

Stock Options

The dollar value of __% of your LTI award has been converted into << Num of Options >> Stock Option. An option is a right to purchase shares of the Company’s stock at the price fixed at grant for a specified period of time. A portion of the total number of options will be delivered as Incentive Stock Options (ISOs) and a portion of the total number of options will be delivered as Nonqualified Stock Options (NQSOs). Standard rounding is used to convert the award value into the applicable number of options. The date of grant, the number of options, the option price, the vesting provisions and the expiration of the option grant term are specified below.

Incentive Stock Options

Grant Date	Stock Options	Option Exercise Price	Vesting Period/Date	Expiration Date
Month XX, 20__	<< Num of ISOs >>	$__.__	X years pro-rata/ __% annual vesting*	Month XX, 20__

An Incentive Stock Option is an option that meets the requirements of Section 422 of the Internal Revenue Code. Although your option award vests pro rata over __ years, to ensure that the ISO portion of your award meets the requirements of IRC Section 422, unless stated otherwise, the ISO portion of you award will vests last after all NQSOs have vested. ISOs may have preferential tax treatment if certain holding requirements are met. You should consult your tax advisor regarding the tax treatment of ISOs. If an ISO is not exercised within three months of termination (including retirement), it will become disqualified as an ISO and will be reclassified as a NQSO.

Nonqualified Stock Options

Grant Date	Stock Options	Option Exercise Price	Vesting Period/Date	Expiration Date
Month XX, 20__	<< Num of NQSOs >>	$__.__	X years pro-rata/ __% annual vesting*	Month XX, 20__

Your option award vests pro rata over ___ years. Your NQSOs will vest first before any ISO vesting occurs.

Rights of the Participant with Respect to Options
Options granted pursuant to this award do not and shall not entitle you to any rights of a shareholder of common stock until they are exercised. Participants holding options shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of company stock (dividend equivalent units) nor shall you have voting rights as a shareholder of the company with respect to options.

Vesting
Except as otherwise provided in this letter, options vest pro-rata over the vesting period on the first Tuesday in February. Upon vesting, options become exercisable.

Market Stock Units (MSUs)
The dollar value of __% of your LTI award has been converted into <<Num of Target MSUs>> MSUs based on the Monte-Carlo Simulation methodology. Standard rounding is used to convert the award value into the applicable number of MSUs (whole units).

An MSU represents your right to Pitney Bowes stock, with the number of shares determined after a specified restriction period on the vesting date. The number of shares which will vest will depend on the total shareholder return over the restriction period and will be determined by applying the following formula: the number of MSUs awarded at grant multiplied by a fraction where the numerator is the Average Closing Price of Pitney Bowes stock on the vesting date plus dividends paid to stockholders during the specified restriction period and the denominator is the Average Closing Price of Pitney Bowes stock on the grant date. The Average Closing Price of Pitney Bowes stock on the vesting date is the average of the closing prices of Pitney Bowes stock for the 20 trading days ending on the last day of the month prior to the vesting date. The Average Closing Price of Pitney Bowes stock on the grant date is the average of the closing prices of Pitney Bowes stock for the 20 trading days ending with the grant date.

Performance Condition and Maximum/Minimum Payout
The vesting of the MSUs is conditioned upon the company achieving an overall performance IFCO target of $XXX million for 20XX established by the Board of Directors upon granting the award. If the IFCO objective is not met no portion of the MSU award will be payable. The ultimate vesting of MSUs shall never be more than 200% or less than 50% of the number of units awarded at grant.
The date of award, the number of units that have been awarded and the vesting date are specified below.

Award Date	MSUs	MSU Grant Price	Vesting Period	Vesting Date
Month XX, 20XX	«Num_of_MSUs»	$XX.XX	X year cliff vesting, except as provided below	First Tuesday in February three years after the Award Date.

Rights of the Participant with Respect to the Market Stock Units
The MSUs granted pursuant to this award do not and shall not entitle you to any rights of a shareholder of common stock. Participants holding MSUs shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of company stock (dividend equivalent units) nor shall you have voting rights as a shareholder of the company with respect to MSUs.

Vesting, Conversion of Market Stock Units and Issuance of Common Stock
Except as provided otherwise, MSUs will vest on the first Tuesday in February in the third year after the award date. The company shall, as soon as practicable following the vesting date, determine the number of MSUs actually vesting. Upon settlement of the MSUs into common shares of the company stock, you will obtain full voting rights and will be entitled to receive cash dividends and other distributions paid with respect to company stock.
Performance Restricted Stock Units (RSUs)
The dollar value of __% of your LTI award has been converted into <<Num of Target RSUs>> RSUs (rounded to the nearest whole unit) based on the Fair Market Value (“FMV”) of Pitney Bowes common stock on the date of the award. FMV on the date of award is the closing price of Pitney Bowes common stock which was $____. Standard rounding is used to convert the award value into the applicable number of RSUs. The vesting of the retricted stock units is conditioned upon the company achieving an overall performance target established by the Board of Directors upon granting the award (e.g., income from continuing operations).
An RSU represents your right to one share of Pitney Bowes stock after a specified restriction period. The overall value of this vehicle is the underlying share price at grant and subsequent stock price appreciation. Your RSU grant will vest in four equal installments commencing on each of the Anniversary Dates of the Grant Date.
Performance Condition
The vesting of the RSUs is conditioned upon the company achieving an overall performance IFCO target of $XXX million for 20XX established by the Board of Directors upon granting the award. If the IFCO objective is not met no portion of the RSU award will be payable.

The date of award, the number of restricted units that have been awarded, the award date price, and the vesting provisions are specified below.

Award Date	RSUs	Award Date Price	Vesting Period / Date
Month XX, 20XX	«Num_of_RSU»	$XX.XX	__ year pro-rata / First Tuesday in February each year following Award Date

Rights of the Participant with Respect to the Restricted Stock Units
The RSUs granted pursuant to this award do not and shall not entitle awardee to any rights of a shareholder of common stock. Participants holding RSUs shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of company stock (dividend equivalent units) nor shall the awardee have voting rights as a shareholder of the company with respect to RSUs.

Vesting, Conversion of Restricted Stock Units and Issuance of Common Stock
After any RSUs vest, the company shall cause to be issued, as soon as practicable after the vesting date, common stock in book-entry form registered in your name, which are granted in payment of such vested whole RSUs. In the case of death, common stock will be registered in the name of your estate’s legal representative(s), or heirs by will or laws of descent. Upon settlement of the RSUs into common shares of company stock, you will obtain full voting rights and will be entitled to receive cash dividends and other distributions paid with respect to company stock.
Termination Provisions of CIUs, Stock Options, MSUs and RSUs
The 2007 Stock Plan and the Key Employee Incentive Plan specifically provide what happens in the event you terminate employment with Pitney Bowes. Vesting, in all cases, is subject to first meeting performance objectives set by the Board of Directors upon the award. The following charts describe the more common events relative to CIUs, Stock Options, MSUs and RSUs:

CIU’s:

TERMINATION EVENT	TREATMENT OF CASH INCENTIVE UNIT CYCLES IN PROGRESS
Death, Disability* or Retirement / bridged to Retirement**	Prorated based on full months of active service through date of death, disability, or retirement / or last day actually worked (LDW) and paid at the end of the award cycle
Involuntary termination other than for cause (with a signed separation agreement and NOT retirement eligible or bridged to retirement)	Prorated based on full months of work through LDW, provided that the award has been outstanding for one year or longer as of the LDW. Awards not outstanding for one year as of the LDW forfeit.
Voluntary resignation	Forfeited, no pro-rata payment
Termination For Cause, Gross misconduct	Forfeited, no pro-rata payment
Stock Options

TERMINATION EVENT	VESTING TREATMENT OF OPTIONS	POST-EMPLOYMENT EXERCISABILITY OF VESTED OPTIONS
Death or Disability*	Immediate Vesting	Remainder of original term
Retirement / bridged to retirement	Accelerated at Retirement (provided that the grant is outstanding for one year or longer as of the last day actually worked (LDW))	Remainder of original term
Involuntary termination other than for cause (with a signed separation agreement and NOT retirement eligible or bridged to retirement)	Vesting continues according to plan provisions for involuntary terminations (provided that the grant is outstanding for one year or longer as of the LDW)	Exercise according to Plan terms
Voluntary resignation	Forfeited	3 months
Gross misconduct	Forfeited	Forfeited

MSUs:

TERMINATION EVENT	TREATMENT OF UNVESTED MSUS
Death or Disability*	Immediate Vesting and target units converted into company stock
Retirement / bridged to retirement
Continue to vest during bridging period and fully vest at retirement, provided that the award has been outstanding for one year or longer as of the last day actually worked (LDW) with units converted into stock at the end of the three-year vesting period based on total shareholder return (TSR). Awards not outstanding for one year as of the LDW forfeit.

Involuntary termination other than for cause (with a signed separation agreement and NOT retirement eligible or bridged to retirement)
Vesting continues according to plan provisions for involuntary terminations, provided that the award has been outstanding for one year or longer as of the LDW with units converted into stock at the end of the three-year vesting period based on TSR. Awards not outstanding for one year as of the LDW forfeit.

Voluntary resignation	Forfeited
Gross misconduct	Forfeited

Performance RSUs:

TERMINATION EVENT	TREATMENT OF UNVESTED RSUS
Death or Disability*	Immediate Vesting .
Retirement / bridged to Retirement**
Continue to vest during bridging period and fully vest at retirement, provided that the award is outstanding for one year or longer of the last day actually worked (LDW). Awards not outstanding for one year as of the LDW forfeit.

Involuntary termination other than for cause (with a signed separation agreement and NOT retirement eligible or bridged to retirement)
Vesting continues according to plan provisions for involuntary terminations, provided that the grant outstanding for one year or longer as of the LDW. Awards not outstanding for one year as of the LDW forfeit.

Voluntary resignation	Forfeited
Gross Misconduct	Forfeited
* Disability vesting occurs on the date of termination of employment due to disability.
** Retirement is defined as under the Pension Plan (minimum of age 55 with 10 years of service).

Income and Tax Withholding at Vesting and Payment
The CIUs, once the value is determined, will be paid in cash as soon as practicable following the vesting date. The payout of CIUs is considered ordinary income to you and the company will withhold required taxes to fulfill the minimum federal, state and local withholding requirements on the payout.
Generally upon exercise of an option, you will have ordinary income subject to taxation. The company will withhold the appropriate taxes at that time. An ISO optionee is not subject to federal income tax upon exercise and selling the underlying stock may ultimately receive preferential tax treatment depending on when sold. You should consult your tax advisor on the tax consequences surrounding ISOs.
Upon vesting, the fair market value of the RSUs and MSUs will be considered ordinary income to you. The company will calculate the fair market value and determine the appropriate taxes required to fulfill the minimum federal, state and local tax withholding requirements either by withholding on the shares and issuing net shares or by deducting taxes from your regular pay, depending on the withholding practices adopted by the employing company. Fair market value is the average of the high and low price of the common stock on the vesting date. The value of any fractional restricted stock unit shall be used towards your federal tax obligations. The company will post whole shares of Pitney Bowes Inc. common stock posted to your account at Computershare 1-888-447-4863 (US and Canada) 1-732-512-3794 (International). By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you. Please refer to the Tax Summary on the Computershare/Solium website.
Income from Cash Incentive Units, Stock Options, Market Stock Units and Restricted Stock Units Not Considered Compensation for Benefit Plan Purposes
Any income or actual or unrealized gain related to the CIUs, Stock Options, MSUs and RSUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.
No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future awards of CIUs, Stock Options, MSUs and RSUs, nor shall any CIUs, Stock Options, MSUs and RSUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your CIUs, Stock Options, MSUs and RSUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Adjustment, Recoupment, Forfeiture and Negative Discretion by Board
The Board, or its delegate, may adjust, recoup or forfeit any award made or paid to any employee if the Board, or its delegate, reasonably believes that you (i) breached a covenant under the Proprietary Interest Protection Agreement you entered into or (ii) engaged in “Gross Misconduct”, as defined in the Plan, including (a) the conviction of a felony, or crime of similar magnitude, in connection with the performance or non-performance of your duties as an employee or (b) the willful act or failure to act in a way that results in material injury to the business or its employees. The Board, or its delegate, shall in its sole discretion determine whether there has been an infraction allowing an adjustment, recoupment or forfeiture.
In addition in the case of executive officers, in the event of a restatement of the Company’s financial results which consists of a misrepresentation of the financial state of the company, for purposes of the Securities Exchange Act of 1934, the Board, or its delegate, may, upon review of the facts and circumstances, take necessary and appropriate actions including adjusting, recouping or forfeiting any awards made or paid to executive officers during the past 36 months where the payment or award was predicated upon the achievement of certain financial results that were subsequently subject of a restatement.
The Board reserves the right to apply negative discretion in determining the final payout of each CIU.
Data Privacy
In order for Pitney Bowes to perform its administrative and legal requirements under the Plan, you agree to allow the company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held or previously made and any other personal data required and relevant to the administration of the Plan, tax compliance and reporting purposes. Because Pitney Bowes is a multinational company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where Plan administration information collection and processing may occur.
Your explicit consent to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the company and any other person that the company may engage in the administration of the Plan. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing SAP, where available. By accepting this award, you give your explicit and voluntary consent to the collection, use, and storage of your personal data for purposes described in this award. Your consent is purely voluntarily and freely given and valid as long as it is needed for the administration of the Plan and to comply with applicable legal requirements. If you do not consent, you may revoke the award by accessing the Computershare website http://www.computershare.com/employee/us.

Company reserves right to Amend, Modify or Terminate and Adjust Errors
The Plan and programs under which future CIUs, Stock Options, MSUs and RSUs are awarded are subject to amendment, modification or termination by the company at any time. The company reserves the right to correct any administrative error in composing this letter.
Terms of the Pitney Bowes Stock Plan and the Key Employee Incentive Plan
A Stock Option, MSU and RSU award is subject in all respects to the detailed terms and conditions of the Pitney Bowes Inc. 2007 Stock Plan, as amended. Any inconsistencies between this Award Agreement and the Stock Plan language will be rectified in favor of the Stock Plan language. Further information concerning the Stock Plan appears in the enclosed prospectus and is also available online at Computershare website http://www.computershare.com/employee/us.
You should read all of these documents to understand important information about this program, the Company and its stock, the terms of your participation in the program and the tax implications of the program. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
A CIU award is subject in all respects to the detailed terms and conditions of the Key Employee Incentive Plan (KEIP), as amended. Any inconsistencies between this Award Agreement and the KEIP language will be rectified in favor of the KEIP language.
IN WITNESS WHEREOF, this RSU, MSU and CIU Award has been duly executed as of Month XX, 20XX.
Pitney Bowes Inc.
By: ___________________________________
Executive Vice President and
Chief Human Resources Officer

By receipt of this Notice of Grant, you agree to accept the terms of the award as set forth herein and in the Pitney Bowes Inc. 2007/2013 Stock Plan and Key Employee Incentive Plan.